Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Nathan Annis	Wendy Watkins
(507) 437-5248	(507) 437-5345
ir@hormel.com	media@hormel.com

Hormel Foods Adds to Its Foodservice Portfolio with the Acquisition of
Fontanini Italian Meats and Sausages

AUSTIN, Minn., (August 17, 2017) — Hormel Foods Corporation (NYSE: HRL) today announced it has acquired Fontanini Italian Meats and Sausages, a branded foodservice business, from Capitol Wholesale Meats, Inc. The company is based in the Chicago metropolitan area and specializes in authentic Italian meats and sausages, as well as a variety of other premium meat products including pizza toppings and meatballs.

“This is a strategic acquisition for our high-growth foodservice division. We have delivered a strong track record of success in the foodservice industry with a growing portfolio of customers in the lodging, restaurant, healthcare and college and university sectors,” said Jim Snee, president and chief executive officer at Hormel Foods. “The Fontanini® brand is highly regarded, and the addition of these products to our portfolio will allow us to accelerate growth for both Hormel Foods foodservice and for Fontanini through expanded distribution and new customers.”

“The Fontanini business perfectly complements our branded foodservice business,” said Jeff Baker, group vice president of foodservice at Hormel Foods. “We are excited about this new partnership and our ability to leverage key Hormel Foods resources such as R&D, operations, supply chain and finance to grow this dynamic business. While we are focused on ensuring a seamless transition and continued stewardship of the Fontanini® brand, we are also excited about leveraging their new state-of-the-art production facility, which has additional capacity to produce many Hormel Foods products.”

“Hormel Foods has an excellent reputation as one of the strongest food companies in the world with a track record of successfully acquiring family-owned businesses like ours,” said Gene Fontanini, chief executive officer of Capitol Wholesale Meats, Inc. “This acquisition will allow Fontanini to strengthen under the Hormel Foods umbrella given its leadership in retail combined with our shared leadership in foodservice. Through this business, the Fontanini family has left its mark on the world. Partnering with Hormel Foods will allow us to expand that mark. I couldn’t be more proud of all that we have accomplished and I look forward to seeing where we go next.”

JoAnne Fontanini, president of Capitol Wholesale Meats, Inc. added, “At Fontanini, we strive for our motto – Una Bella Differenza® – or a beautiful difference through the production of the highest quality products our customers have come to expect and love matched by customer service exceeding industry standards. I am confident that Hormel Foods will embrace all that makes us special – our products, our employees and our customers. On behalf of our entire family, we are excited about the resources and experience Hormel Foods will bring to Fontanini and look forward to seeing continued growth, well into the future.”

Fontanini will continue operations out of their facility in the Chicago metropolitan area and will report into the Refrigerated Foods segment.

The transaction was structured as an asset sale with a purchase price of $425 million, subject to customary working capital adjustments.

Hormel Foods will provide further comment about this deal during its third quarter earnings call on August 24, 2017, at 8:30 a.m. CST.

About Hormel Foods Corporation – Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across 75 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the ninth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

About Fontanini Italian Meats and Sausages

Fontanini Italian Meats and Sausages, originally known as Capitol Wholesale Meats, was founded in 1960 by Oriano Fontanini, a young Italian immigrant who believed in the “American Dream,” and his wife, Jennie Fontanini. Today, the company is highly regarded as the premier Italian meats company serving the foodservice industry. The company strives to make a beautiful difference through the production of the highest quality products its customers have come to expect and love matched by customer service exceeding industry standards. Fontanini has received American Masters of Taste Gold Medal Awards for Hot Italian Sausage Links, Sweet Italian Sausage Links, Mamma Ranne® Meatballs, Pot Roast, and Meatloaf. In addition to other taste and excellence awards, Fontanini® Mamma Ranne® Meatballs have also been featured on The Food Network’s Unwrapped. For more information, visit www.fontanini.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the Company will be able to realize the expected financial results of the transaction, and how customers, competitors, suppliers and employees will react to the transaction.  Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 32 - 38 in the company’s Form 10-Q for the quarter ended April 30, 2017, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”